Exhibit 99.1

NEWS RELEASE

RAMBUS RECEIVES STAY FROM NASDAQ FOR CONTINUED LISTING

LOS ALTOS, Calif. – February 7, 2007 – Rambus Inc. (NASDAQ:RMBS) today announced that, on February 6, 2007, The Nasdaq Stock Market, Inc. notified the Company that the Company’s common stock will continue to be listed on The NASDAQ Global Select Market pending a stay and a review by the NASDAQ Listing and Hearing Review Council (the “Listing Council”) of an earlier decision of the NASDAQ Listing Qualifications Panel (the “Panel”), dated January 19, 2007.

The Listing Council has requested that the Company make an additional submission for its consideration by March 30, 2007. The Listing Council will then review the matter on the written record. While the Company’s shares will remain listed on NASDAQ pending the completion of the Listing Council’s review, there can be no assurance that the Listing Council will determine that the Company should remain listed on NASDAQ subsequent to such review.

As previously announced, on November 20, 2006, the Panel granted the Company’s request for an extension through February 9, 2007 to allow the Audit Committee of the Company’s Board of Directors sufficient time to complete its internal investigation into the Company’s historical stock option granting practices and related accounting and to allow the Company to thereafter file the Form 10-Qs for the quarters ended June 30, 2006 and September 30, 2006 along with any necessary restated financial statements with the Securities and Exchange Commission. The Company subsequently determined that it would not be in a position to file the financial statements by the Panel’s February 9, 2007 deadline. Because the Panel lacked the discretion under NASDAQ Marketplace Rules to grant a further extension to the Company and due to the Company’s inability to make the requisite filings by the Panel deadline, the Company’s securities were subject to delisting from NASDAQ effective February 12, 2007. The Listing Council’s determination yesterday stays the Panel’s decision.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating to the Company's financial restatements and the Audit Committee’s independent investigation. Such forward-looking statements are based on current expectations, estimates and projections, management's beliefs, and certain assumptions made by the Company’s management, and there can be no assurance concerning the timing of financial restatements, their adequacy for continued listing on NASDAQ, or the outcome of the Audit Committee's independent investigation. Actual results may differ materially. Our business generally is subject to a number of risks which are described in our SEC filings including our 10-K and 10-Qs. We undertake no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip interfaces. Additional information is available at www.rambus.com.

###

Press Contact:

Linda Ashmore

Rambus Public Relations

(650) 947-5411

lashmore@rambus.com